Exhibit 10.2

January 23, 2007

Re: Employment Agreement – Amendment

Dear Tracey:

This letter shall serve to amend the Employment Agreement dated March 13, 2006 between you, Tracey Stockwell, and Universal City Development Partners, Ltd. (“Universal”) (the “Agreement”). Specifically, as of January 23, 2007, the Agreement is amended as follows:

1.	Your title, as set forth in Section 2, shall be Senior Vice President and Chief Financial Officer;

2.	The term of the Agreement, as set forth in Section 4(a) shall be extended and shall now expire on January 22, 2009. Additionally, the Option set forth in Section 4(b) shall be deleted and replaced in its entirety as follows:

“UO shall have the irrevocable option to renew the term of this Agreement for a period of twenty four (24) months, commencing on January 23, 2009 and continuing until January 22, 2011.”

3.	Your base salary, as set forth in Section 5(a), shall be $235,000.00; and

4.	The 22% potential payout set forth in Section 9(d) is hereby deleted, and you shall be entitled to participate in the UO Executive Incentive Plan at an established target of 30%; however no specific amount is guaranteed.

Tracey Stockwell

January 23, 2007

Please acknowledge your receipt of this letter and your agreement to the foregoing amendments to your Employment Agreement by signing and returning one original of this letter to me.

Very truly yours,

John R. Sprouls

ACKNOWLEDGED AND AGREED:

/s/ Tracey L. Stockwell	January 23, 2007
Tracey L. Stockwell	Date